Exhibit 99.1


         Nextera Enterprises, Inc. Announces First Quarter 2007 Results



    PANORAMA CITY, Calif.--(BUSINESS WIRE)--May 15, 2007--Nextera
Enterprises, Inc. (OTCBB: NXRA) today reported financial results for the first quarter ended March 31, 2007 included in its Quarterly
Report on Form 10-Q filed with the SEC.

    Net sales for the first quarter of 2007 were $2.4 million, an increase of $1.3 million or 122%, from $1.1 million recorded for the first quarter of 2006. Net sales for 2006 reflect the operating results of the Woodridge Labs business from the March 9, 2006 acquisition date forward. Woodridge Labs represents Nextera's sole operations and generates all of its revenue. The 2007 net sales include a $0.2 million charge for expected returns related to the March 2007 voluntary recall of certain DermaFreeze365(TM) products sold during the three months ended March 31, 2007.

    Gross profit and gross margins for the three months ended March 31, 2007 and 2006 were $1.3 million and 54% and $0.5 million and 51%, respectively. The 2007 gross profit includes a $0.2 million charge for expected returns related to the March 2007 product recall of related products sold during the three months ended March 31, 2007. Included within gross profit for the period ended March 31, 2006 is a $0.3 million charge associated with the amortization of the step up to fair value in the inventory acquired from Woodridge Labs, as required by related accounting literature.

    Selling, general and administrative expenses for the three months ended March 31, 2007 increased to $2.0 million or, 65%, from $1.2 million recorded for the same period last year. Selling, general and administrative expenses for the three months ending March 31, 2006 reflect the operating results of the Woodridge Labs business only from the March 9, 2006 acquisition to March 31, 2006. Included in the 2007 period expenses are approximately $0.2 million of general and administrative costs associated with the former corporate headquarters in Boston, Massachusetts, that are not expected to be recurring after the March 2007 relocation of the corporate headquarters to the Woodridge Labs facility in Panorama City, California.

    Net loss for the first quarter of 2007 was $1.3 million, or $0.03 per diluted common share, compared to $0.7 million, or $0.02 per diluted common share, for the first quarter of 2006. For the three months ended March 31, 2007, non-cash charges were $0.4 million, or $0.01 per share. Non-cash charges included $0.3 million of amortization of intangible assets and depreciation and $0.1 million for stock-based compensation.

    As of March 31, 2007, Nextera had cash on-hand of $0.4 million and outstanding debt under the Company's credit facility was $11.7 million.

    Joe Millin, President of Nextera Enterprises, said, "We are continuing to manage through the DermaFreeze365(TM) product recall and our retail partners have been very cooperative in supporting this core brand. Additionally, we look forward to launching new product lines with our retail partners in the second half of 2007."

    About Nextera Enterprises, Inc.

    Nextera Enterprises Inc. operates through its wholly-owned subsidiary, Woodridge Labs, Inc. Woodridge Labs is an independent developer and marketer of branded consumer products that offer simple, effective solutions to niche personal care needs. More information can be found at www.nextera.com and www.woodridgelabs.com.

    Forward-Looking Statements

    This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, estimates of future performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Item 1A.Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by Nextera, including, but not limited to: its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on April 17, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. All forward-looking statements included in this news release should be considered in the context of these risk factors. Nextera undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.



                      Nextera Enterprises, Inc.
           Condensed Consolidated Statements of Operations
             (Amounts in thousands, except share amounts)
                             (Unaudited)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                       2007     2006
                                                      -------- -------

Net sales                                              $2,434  $1,096
Cost of sales                                           1,125     540
                                                      -------- -------
Gross profit                                            1,309     556

Selling, general and administrative expenses            1,997   1,212
Amortization of intangible assets                         257      31
                                                      -------- -------
Operating loss                                           (945)   (687)

Interest income                                             6     125
Interest expense                                         (282)    (74)
                                                      -------- -------
Loss from continuing operations before income taxes    (1,221)   (636)

Provision for income taxes                                 60      29
                                                      -------- -------
Net loss                                               (1,281)   (665)

Preferred stock dividends                                (108)    (84)
                                                      -------- -------
Net loss applicable to common stockholders            $(1,389)  $(749)
                                                      ======== =======

Net loss per common share, basic and diluted
 Continuing operations                                 $(0.03) $(0.02)

Weighted average common shares outstanding, basic and
 diluted                                               42,337  35,940
                                                      ======== =======




                      Nextera Enterprises, Inc.
                Condensed Consolidated Balance Sheets
             (Amounts in thousands, except share amounts)

                                              March 31,
                                                2007     December 31,
                                             (Unaudited)     2006
                                             ----------- -------------
Assets
Current assets:
 Cash and cash equivalents                         $434          $597
 Inventories                                      2,186         2,595
 Due from supplier                                   24           127
 Prepaid expenses and other current assets        1,869           260
                                             ----------- -------------
Total current assets                              4,513         3,579

Property and equipment, net                         277           284
Goodwill                                          8,969        10,969
Intangible assets, net                           12,814        12,827
Other assets                                        382           484
                                             ----------- -------------
Total assets                                    $26,955       $28,143
                                             =========== =============

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses           $4,324        $4,364
 Current portion of long-term debt                  250             -
                                             ----------- -------------
Total current liabilities                         4,574         4,364

Long-term debt                                   11,468        11,718

Deferred taxes                                      296           236
Other long-term liabilities                       1,334         1,334
Total stockholders' equity                        9,283        10,491
                                             ----------- -------------
Total liabilities and stockholders' equity      $26,955       $28,143
                                             =========== =============




                      Nextera Enterprises, Inc.
           Condensed Consolidated Statements of Cash Flows
                  (Amounts in thousands; unaudited)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                      2007     2006
                                                     -------- --------
Operating activities
Net loss                                             $(1,281)   $(665)
Adjustments to reconcile net loss to net cash used in
 operating activities:
   Depreciation                                           14       12
   Amortization of intangible assets                     257       31
   Provision for allowances and returns                  (91)       -
   Inventory write-down                                   21        -
   Deferred taxes                                         60        -
   Stock based compensation                               81       40
   Change in operating assets and liabilities            529      612
                                                     -------- --------
Net cash provided by (used in) operating activities     (410)      30

Investing activities
Cash from acquisition escrow                             500  (22,951)
Purchase of licensing agreement                         (246)       -
Purchase of fixed assets                                  (7)       -
                                                     -------- --------
Net cash provided by (used in) investing activities      247  (22,951)

Financing activities
Borrowings under revolving credit facility                 -    3,000
Borrowings under term note                                 -   10,000
Payment of note acquired in acquisition                    -   (1,000)
Payment of debt issuance costs                             -     (480)
                                                     -------- --------
Net cash provided by financing activities                  -   11,520

                                                     -------- --------
   Net decrease in cash and cash equivalents            (163) (11,401)

Cash and cash equivalents at beginning of period         597   15,043
                                                     -------- --------
Cash and cash equivalents at end of period              $434   $3,642
                                                     ======== ========




    CONTACT: Nextera Enterprises, Inc.
             Tony Rodriquez, Chief Financial Officer, 818-902-5537